PHH VEHICLE MANAGEMENT SERVICES

Combined Financial Statements as of December 31, 1998 and 1997, and for the Years Ended December 31, 1998, 1997 and 1996 Independent Auditors' Report

Unaudited Condensed Combined Financial Statements as of March 31, 1999 and for the Three Months Ended March 31, 1999 and 1998

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                           Page

Independent Auditors' Report                                                1

Combined Balance Sheets                                                     2

Combined Income Statements                                                  3

Combined Statements of Cash Flows                                           4

Combined Statements of Shareholders' Equity                                 5

Notes to the Combined Financial Statements                                 6-21

Unaudited Condensed Combined Balance Sheets                                 22

Unaudited Condensed Combined Income Statements                              23

Unaudited Condensed Combined Statements of Cash Flows                       24

Notes to the Condensed Combined Financial Statements                      25-26

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
PHH Corporation

We have audited the accompanying combined balance sheets of PHH Vehicle Management Services (the "Group") as of December 31, 1998 and 1997, and the related combined statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. All entities in the Group are directly or indirectly wholly-owned subsidiaries of Cendant Corporation. These combined financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of PHH Vehicle Management Services as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

Parsippany, New Jersey
June 18, 1999

                         PHH VEHICLE MANAGEMENT SERVICES
                             COMBINED BALANCE SHEETS
                                 (In Thousands)

                                                                December 31,
                                                        ------------------------
                                                            1998          1997
                                                        ----------    ----------
ASSETS:
  Cash and cash equivalents                             $   21,059    $   11,938
  Accounts and loans receivable - net of
    allowance of $11,272 and $8,702                        508,901       383,830
  Property and equipment - net                              93,529        39,066
  Goodwill - net of accumulated amortization
    of $22,849 and $17,108                                 219,192        31,439
  Other intangibles - net                                   17,246         1,179
  Deferred income taxes                                     39,945        39,696
  Other assets                                              40,099        33,546
                                                        ----------    ----------

      Total assets exclusive of assets under
        management programs                                939,971       540,694
                                                        ----------    ----------

ASSETS UNDER MANAGEMENT PROGRAMS:
  Net investment in leases and leased vehicles
    Operating leases                                     2,956,676     3,030,187
    Direct financing leases                                830,753       563,290
    Accrued interest                                           899           941
                                                        ----------    ----------

                                                         3,788,328     3,594,418
                                                        ----------    ----------

TOTAL ASSETS                                            $4,728,299    $4,135,112
                                                        ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
  Accounts payable                                      $  181,718    $  219,229
  Accrued liabilities                                      113,499        56,598
  Income taxes payable                                     108,089        44,828
  Deferred revenue                                          41,146        46,447
  Due to affiliates                                        182,061       242,850
  Certificate of deposit                                    25,000            --
  Borrowed funds                                            22,207        39,677
                                                        ----------    ----------

      Total liabilities exclusive of liabilities
        under management programs                          673,720       649,629
                                                        ----------    ----------

LIABILITIES UNDER MANAGEMENT PROGRAMS:
  Debt:
    Affiliates                                           1,859,683     2,531,863
    Third party                                          1,250,628       269,213
  Deferred income taxes                                    213,444       244,241
                                                        ----------    ----------

                                                         3,323,755     3,045,317
                                                        ----------    ----------

TOTAL LIABILITIES                                        3,997,475     3,694,946
                                                        ----------    ----------

COMMITMENTS AND CONTINGENCIES (Note 15)                         --            --

SHAREHOLDERS' EQUITY                                       730,824       440,166
                                                        ----------    ----------

TOTAL LIABIILITIES AND SHAREHOLDERS' EQUITY             $4,728,299    $4,135,112
                                                        ==========    ==========

                   See notes to combined financial statements.

                         PHH VEHICLE MANAGEMENT SERVICES
                           COMBINED INCOME STATEMENTS
                                 (In Thousands)

                                                              For the Years Ended
                                                                  December 31,
                                                 ----------------------------------------
                                                      1998          1997          1996
                                                 -----------    -----------   -----------
REVENUE
  Fleet leasing revenue                          $ 1,286,896    $ 1,187,193   $ 1,128,495
  Fleet management services                          182,356        184,047       167,512
  Other revenue                                      135,811         81,455        61,032
                                                 -----------    -----------   -----------

      Total revenues                               1,605,063      1,452,695     1,357,039
                                                 -----------    -----------   -----------

EXPENSES
  Depreciation on leased vehicles                  1,015,511        953,551       912,830
  Interest expense                                   183,560        177,149       167,687
  Selling, general and administrative expenses       232,724        211,123       193,822
  Depreciation and amortization on assets
    other than leased vehicles                        25,680         14,943        16,585
  Merger-related costs and other unusual
     charges (credits)                                (1,280)        61,090            --
                                                 -----------    -----------   -----------

      Total expenses                               1,456,195      1,417,856     1,290,924
                                                 -----------    -----------   -----------

INCOME BEFORE PROVISION FOR INCOME TAXES             148,868         34,839        66,115

PROVISION FOR INCOME TAXES                            55,800         23,649        25,323
                                                 -----------    -----------   -----------

NET INCOME                                       $    93,068    $    11,190   $    40,792
                                                 ===========    ===========   ===========

                   See notes to combined financial statements.

                         PHH VEHICLE MANAGEMENT SERVICES
                        COMBINED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                                              For the Years
                                                                            Ended December 31,
                                                             ---------------------------------------------
                                                                  1998            1997              1996
                                                             -----------      -----------      -----------
OPERATING ACTIVITIES:
  Net Income                                                 $    93,068      $    11,190      $    40,792
  Adjustments to reconcile net income to net cash
     provided by operating activities:
    Depreciation on leased vehicles                            1,015,511          953,551          912,830
    Depreciation and amortization on assets other
     than leased vehicles                                         25,680           14,943           16,585
    Merger-related costs and other unusual charges
     (credits)                                                    (1,280)          61,090               --
    Other non-cash charges                                         5,140            2,961            2,047
    Changes in other assets and liabilities:
      Accounts and loans receivable                             (134,007)         (25,022)          (2,990)
      Income taxes payable                                       101,511           35,732          (20,419)
      Accounts payable and other accrued liabilities              50,620          (28,957)          67,995
      Due to Affiliates                                          (24,642)         (89,600)         (96,299)
      Deferred income taxes                                      (64,743)          44,784           55,432
      Other assets, net                                           (2,017)             602           (8,556)
                                                             -----------      -----------      -----------

           Net cash provided by operating activities           1,064,841          981,274          967,417
                                                             -----------      -----------      -----------

INVESTING ACTIVITIES:
  Assets under management programs
    Investment in leases and leased vehicles                  (2,516,895)      (2,185,270)      (1,918,531)
    Repayments of investment in leases and leased vehicles     1,088,036          756,939          726,246
    Proceeds from sales and transfers of leases and
     leased vehicles                                             224,597          229,303          117,753
  Net purchases of property and equipment                        (59,823)         (13,171)         (13,750)
  Cash acquired in acquisition of business, net of
     contribution from affiliates                                  2,341               --               --
                                                             -----------      -----------      -----------

           Net cash used in investing activities              (1,261,744)      (1,212,199)      (1,088,282)
                                                             -----------      -----------      -----------

FINANCING ACTIVITIES:
  Proceeds from certificate of deposit                            25,000               --               --
  Net change in line of credit                                   (18,360)           5,552            6,170
  Payment of dividends to PHH                                         --               --          (19,302)
  Capital contribution                                                --               --            4,985
  Liabilities under management programs
    Proceeds from third party debt issuance                    4,431,004        1,596,668        1,669,418
    Principal payments on third party debt issuance           (3,005,694)      (1,611,431)      (1,558,814)
    Proceeds from debt from affiliates                         1,401,573        2,078,077        1,026,697
    Principal payments on debt from affiliates                (2,607,726)      (1,843,035)      (1,002,354)
                                                             -----------      -----------      -----------

           Net cash provided by financing activities             225,797          225,831          126,800
                                                             -----------      -----------      -----------

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS            (19,773)          (2,806)           3,496
                                                             -----------      -----------      -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               9,121           (7,900)           9,431

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                      11,938           19,838           10,407

CASH AND CASH EQUIVALENTS, END OF YEAR                       $    21,059      $    11,938      $    19,838
                                                             ===========      ===========      ===========

Interest paid                                                $   184,285      $   160,421      $   148,320
                                                             ===========      ===========      ===========

Income taxes paid                                            $    23,804      $    22,422      $    22,444
                                                             ===========      ===========      ===========

Non-cash investing and financing information:
  Business acquired:
  Fair value of assets acquired, excluding cash              $   294,287
  Liabilities assumed                                            (86,006)
  Capital contribution from affiliate for acquisition           (190,597)
  Additional purchase consideration payable                      (20,025)
                                                             -----------
Net cash acquired                                            $    (2,341)
                                                             ===========

                   See notes to combined financial statements

                         PHH VEHICLE MANAGEMENT SERVICES
                   COMBINED STATEMENT OF SHAREHOLDERS' EQUITY
              For the Years Ended December 31, 1998, 1997 and 1996
                                 (In Thousands)

Balance, January 1, 1996                                              $ 352,353
Comprehensive income:
  Net income                                                             40,792
  Currency translation                                                   12,173
                                                                      ---------
Total comprehensive income                                               52,965
                                                                      ---------

Capital contribution                                                      4,985
Dividends paid to PHH                                                   (19,302)
                                                                      ---------

Balance, December 31, 1996                                              391,001
                                                                      ---------
Comprehensive income:
  Net income                                                             11,190
  Currency translation                                                   (8,852)
                                                                      ---------
Total comprehensive income                                                2,338
                                                                      ---------

Capital contribution                                                     46,827
                                                                      ---------

Balance, December 31, 1997                                              440,166
                                                                      ---------

Comprehensive income:
  Net income                                                             93,068
  Currency translation                                                    3,018
  Pension Plan additional minimum liability, net                         (1,306)
                                                                      ---------
Total comprehensive income                                               94,780
                                                                      ---------

Capital contribution                                                    190,597
Benefit of tax losses received from outside the Group                     5,281
                                                                      ---------
Balance, December 31, 1998                                            $ 730,824
                                                                      =========

                   See notes to combined financial statements

                         PHH VEHICLE MANAGEMENT SERVICES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (In Thousands Unless Identified Differently)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

      PHH Vehicle Management Services (the "Group") is a combined reporting entity engaged in the business of providing fleet and fuel management services primarily consisting of the management, purchase, leasing and resale of vehicles for corporate and government agencies. All entities within the Group are directly or indirectly wholly-owned subsidiaries of PHH Corporation ("PHH") and PHH is a wholly-owned subsidiary of Cendant Corporation ("Cendant" or the "Parent Company"). Services provided by the Group include fuel, maintenance, safety, and accident management programs and other fee-based services for vehicle fleets. The Group leases vehicles under operating and direct financing lease arrangements. The Group operates in the United States, Canada, United Kingdom, Ireland and Germany. The combined and consolidated financial statements represent the aggregation of the accounts and transactions of the following legal entities and their subsidiaries:

      PHH Vehicle Management Services Corporation and its wholly-owned subsidiaries ("PHH VMS Corporation"), excluding Trac Funding III, Inc. PHH Vehicle Management Services Inc. and its subsidiaries
      ("PHH VMS Canada")
      PHH Personalease Corporation
      Dealers Holding, Inc. and its wholly-owned subsidiaries
      PHH Commercial Leasing, Inc.
      PHH Corner Leasing, Inc.
      PHH Page Leasing, Inc.
      PHH St. Paul Leasing, Inc.
      PHH Continental Leasing, Inc.
      PHH Caribbean Leasing, Inc.
      PHH Market Leasing, Inc.
      PHH Milford Leasing, Inc.
      PHH National Leasing, Inc.
      PHH Power Leasing, Inc.
      PHH Vehicle Management Services Plc
      PHH Investment Services Ltd.
      PHH Financial Services Ltd.
      PHH Leasing (No. 9) Ltd.
      PHH Card Services Ltd.
      Allstar Petrol Card Limited
      PHH Truck Management Services Ltd.
      Pointeuro Limited and its wholly-owned subsidiaries
      Wright Express Corporation and its wholly-owned subsidiaries
      ("Wright Express")
      PHH Deutschland Inc.
      PHH Charitable Trust

      Wright Express Financial Services Corporation (the "Bank"), a subsidiary of Wright Express, is licensed as an industrial loan corporation pursuant to the laws of the State of Utah and its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is subject to competition from other financial institutions and to the regulations of certain federal and state agencies and undergoes examination by those agencies.

      The combined financial statements include the accounts and transactions of all of the above-mentioned legal entities. All significant balances and transactions between the combined entities have been eliminated. Remaining balances with affiliates relate to PHH and Cendant or their subsidiaries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

      Cash and Cash Equivalents

      The Group considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

      Accounts and Loans Receivable

      Accounts and loans receivable at December 31, 1998 includes $122 million of credit card receivables of the Bank.

      Property and Equipment

      Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed by the straight-line method over the estimated useful lives of the related assets or the lease term, if shorter.

      Goodwill

      Goodwill, which represents the excess of cost over fair value of net assets acquired, is amortized on a straight-line basis over the estimated useful lives, which range from 25 to 40 years.

      Intangible Assets

      Intangible assets represent the value placed on customer lists. Intangible assets are amortized on a straight-line basis over their estimated useful lives of 7 to 14 years.

      Asset Impairment

      The Company periodically evaluates the recoverability of its investments, intangible assets and long-lived assets, comparing the respective carrying values to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. Property and equipment is evaluated separately within each business. The recoverability of goodwill is evaluated on a separate basis for each acquisition.

      Recognition of Revenues and Expenses

      Fleet Leasing Services - The Group primarily leases vehicles under three standard arrangements: open-end operating leases, closed-end operating leases or open-end finance leases (direct financing leases). These leases are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 13, "Accounting for Leases." Each lease is either classified as an operating lease or direct financing lease, as defined.

      The Group records the cost of the leased vehicle as an "investment in leases and leased vehicles."

      Vehicles are depreciated using the straight-line method over the expected lease term. The lease terms range from 12 months to 144 months. Amounts charged to the lessees for interest on the unrecovered investment are credited to income on a level yield method, which approximates the contractual terms. Amounts received from the motor companies are partially recognized at the time of acquisition of the leased vehicle, a portion is deferred and recognized straight line over the lease term of the vehicle, and a portion is deferred and recognized at the time the vehicle is disposed of.

      Fleet Management Services - Revenues from fleet management services other than leasing are recognized over the period in which services are provided and the related expenses are incurred.

      Service, maintenance and repairs provision - Service, maintenance and repairs ("SMR") are provided for vehicles under certain leases. These leases include a revenue component for SMR costs. The Group accrues estimated losses on those leases where estimated SMR costs exceed revenues.

      Income Taxes

      The U.S. entities are included in the consolidated income tax return of Cendant. In the United Kingdom, the Group files combined income tax returns with other members of Cendant. The Group's share of the consolidated federal income tax liability is allocated to each company on a separate return basis. Separate income tax returns are filed in states or countries where consolidated returns are not permitted. In 1998 the income taxes payable for the Group has been reduced by approximately $5,281 for tax benefits received from other members of Cendant. The benefit has been accounted for as a capital contribution. For the other European companies, separate income tax returns are filed in countries where consolidated returns are not permitted. The provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

      Intercompany Transactions

      The Group borrows principally from PHH Corporation and PHH Dublin Unlimited to fund its leasing operations, except for PHH VMS Canada which raises its own funds through its commercial paper program. The costs of these funds are passed on to the leasing customers. In addition, PHH Corporation has guaranteed certain transactions entered into by the Group. Cendant provides certain administrative services to the Group. The Group records the cost of these services as expenses when incurred. These services are discussed in Note 12.

      Translation of Foreign Currencies

      The combined financial statements are expressed in U.S. dollars solely for the purpose of presenting the Group's financial position and results of operations. Assets and liabilities of foreign entities are translated at the exchange rates as of the balance sheet dates, equity accounts are translated at historical exchange rates and revenues, expenses and cash flows are translated at the average exchange rates for the periods presented. Translation gains and losses are included as a component of other comprehensive income in the statement of shareholders' equity.

      New Accounting Pronouncements

      Accounting for Derivative Instruments and Hedging Activities-The Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," in June 1998. This Standard establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts, and for hedging activities. It requires a company to recognize all derivatives as either assets or liabilities in the balance sheet and to measure those instruments at fair value. This standard is expected to be effective for fiscal years beginning after June 15, 2000. The Group has not completed its assessment of the effect on the combined financial statements that will result from the adoption of SFAS No. 133.

3. MERGER RELATED COSTS AND OTHER UNUSUAL CHARGES

      In connection with the merger of PHH with HFS Incorporated in the second quarter of 1997 and the merger of HFS Incorporated with CUC International, Inc. in the fourth quarter of 1997 (the "Mergers"), the Group recorded $62,662 of merger-related costs and other unusual charges. The Mergers afforded the Parent Company, at such time, an opportunity to rationalize its businesses, gain organizational efficiencies and maximize profits. Parent Company management initiated a plan to continue the downsizing of fleet operations by providing for 143 job reductions and eliminating unprofitable products. In conjunction with these charges during 1997, the Parent Company made a non-cash capital contribution of $46,827.

      Personnel related charges of $7,662 included termination benefits such as severance, medical and other benefits as well as retirement benefits pursuant to pre-existing contracts resulting from a change in control. Business termination charges of $55,000 represented costs to exit certain activities including: (i) $30,000 payment to terminate a relationship with a third-party associated with certain credit card operations and (ii) $25,000 goodwill impairment loss recorded as a result of abandoning certain unprofitable closed-end leasing activities. The Group determined that servicing certain small closed-end lease customers was not profitable. The decision to discontinue service of such customers resulted in reduced revenues and cash flows associated with operations previously acquired. Undiscounted future expected cash flows were not sufficient to support the carrying value of the related goodwill and accordingly, an impairment loss was recorded based on the discounted cash flows. The plan was substantially completed by December 31, 1997 and the Group recorded a credit to merger-related costs and other unusual charges in 1997 due to a change in estimate. The remaining liability at December 31, 1997 represented severance payments, which were paid in 1998 with any excess liability reversed as a credit to merger-related costs and other unusual charges as the plan was completed in 1998. The following table summarizes the activity by category of expenditure:

                                                          Personnel   Business
                                                 Total     Related  Terminations
                                               ---------------------------------
      1997 activity:
      Original Charge                          $ 62,662    $  7,662    $ 55,000
      Cash Payments                             (34,028)     (4,028)    (30,000)
      Non-cash reductions                       (25,000)         --     (25,000)
      Adjustments                                (1,572)     (1,572)         --
                                               --------    --------    --------
      Balance December 31, 1997                $  2,062    $  2,062    $     --
                                               ========    ========    ========

      1998 activity:
      Cash Payments                            $   (782)   $   (782)   $     --
      Adjustments                                (1,280)     (1,280)         --
                                               --------    --------    --------
      Balance December 31, 1998                $     --    $     --    $     --
                                               ========    ========    ========

4. ACQUISITIONS AND DIVESTITURES

      a) On January 20, 1998, Cendant acquired The Harpur Group Ltd ("Harpur") for an initial purchase price of approximately $194 million, including acquisition costs. Additional purchase consideration of approximately $20 million was accrued as of December 31, 1998, upon the attainment of certain revenue thresholds as specified in the purchase agreement. The excess of the aggregate purchase price over the fair value of net assets acquired of approximately $189 million has been allocated to goodwill. Harpur was subsequently contributed by Cendant to PHH and is included within the Pointeuro Limited legal entity. The operating results of Harpur are included in the combined income statement of the Group since the Cendant acquisition date. Harpur provides fuel card and fleet management services to corporate clients in the United Kingdom.

      Pro forma Information (unaudited)

      The underlying unaudited pro forma information includes the amortization expense associated with the assets acquired, the Group's financing arrangements and related income tax effects. The pro forma results are not necessarily indicative of the operating results that would have occurred had the Harpur acquisition been consummated on January 1, 1997, nor are they intended to be indicative of results that may occur in the future. The underlying pro forma information includes the amortization expense associated with assets acquired, the Group's financing arrangements and related income tax effects. Pro forma results of operations for the year ended December 31, 1998, assuming the acquisition of Harpur had occurred on January 1, 1998, have not been presented as the effect is not material. The following table reflects the operating results of the Group for the year ended December 31, 1997 on a pro forma basis, which gives effect to the acquisition of Harpur as if such acquisition occurred on January 1, 1997.

                                                   Year ended
                                                December 31, 1997
                                                -----------------
                         Net revenues              $1,475,034
                         Pre-tax                   $   27,379
                         Net income                $    7,179

      b) In January 1997, PHH VMS Corporation sold 50 percent of its interest in a subsidiary, which contained certain credit card operations to a third party, resulting in a gain of $17.5 million included in other revenue in the combined statement of income.

5. PROPERTY AND EQUIPMENT, NET

      Property and equipment, net consisted of the following:

                                                            December 31,
                                        Useful Lives  -------------------------
                                          in Years       1998            1997
                                                      ---------       ---------
Building                                     50       $  22,106       $   8,977
Leasehold improvements                      2-10          9,646           7,880
Software                                    3-5           7,033           4,187
Furniture, fixtures and equipment           3-8         146,047          88,034
Construction in progress                     --           7,879           1,521
                                                      ---------       ---------
                                                        192,711         110,599
Accumulated depreciation and amortization               (99,182)        (71,533)
                                                      ---------       ---------
Property and equipment, net                           $  93,529       $  39,066
                                                      =========       =========

6. NET INVESTMENT IN LEASES AND LEASED VEHICLES

      The Group offers primarily three leasing arrangements to its customers. These arrangements are:

      Open-end Operating Leases - Under these leases, the minimum lease term is 12 months with a month to month renewal thereafter. In addition, resale of the vehicles upon termination of the lease is generally for the account of the lessee except for a minimum residual value, which the Group has guaranteed. The Group guarantees 16% of the original cost of the unit for the first 24 months of the lease, and then 16% of the fair market value of the unit at inception of the month to month renewals thereafter. The original cost and accumulated depreciation of vehicles under these leases was $5.1 billion and $2.5 billion, respectively at December 31, 1998 and $4.9 billion and $2.4 billion, respectively at December 31, 1997.

      Closed-end Operating Leases - Under these leases, the minimum lease term is for 12 months or longer. However, 24 and 36 month lease terms are the most prevalent. These leases are cancelable under certain conditions. Resale of the vehicles upon termination is for the account of the lessor. The original cost and accumulated depreciation of vehicles under these leases was $430 million and $108 million, respectively at December 31, 1998. The original cost and accumulated depreciation of vehicles under these leases were $328 million and $75 million, respectively at December 31, 1997.

      Direct Financing Leases - Under these leases, the minimum lease term is 12 months with a month to month renewal thereafter. In addition, resale of the vehicles upon termination of the lease is for either the account of the lessor (Europe) or the lessee (both North America and Europe). The net investment in leases and leased vehicles consisted of the following:

                                                           December 31,
                                                     -----------------------
                                                         1998         1997
                                                     ----------   ----------
      Vehicles under open-end operating leases       $2,634,000   $2,552,000
      Vehicles under closed-end operating leases        322,676      478,187
      Direct financing leases                           830,753      563,290
      Accrued interest on leases                            899          941
                                                     ----------   ----------
      Net investment in leases and leased vehicles   $3,788,328   $3,594,418
                                                     ----------   ----------

      At December 31, 1998, future minimum lease payments are as follows:

                                                  Direct
                              Operating         Financing
        Year                    Leases            Leases             Total
        ----                  ----------        ----------        ----------
        1999                  $  267,094        $  280,317        $  547,411
        2000                      37,289           218,825           256,114
        2001                      17,779           134,781           152,560
        2002                       3,013            42,223            45,236
        2003                       1,068             4,867             5,935
        Thereafter                   946                --               946
                              ----------        ----------        ----------
        Total                 $  327,189        $  681,013        $1,008,202
                              ==========        ==========        ==========

      Fleet leasing revenue consisted of:

                                            Year Ended December 31,
                                ----------------------------------------------
                                    1998             1997               1996
                                ----------        ----------        ----------
 Operating leases               $1,197,616        $1,121,722        $1,071,129
 Direct financing leases            89,280            65,471            57,366
                                ----------        ----------        ----------
                                $1,286,896        $1,187,193        $1,128,495
                                ==========        ==========        ==========

      Other managed vehicles with net carrying amounts of $222 million and $158 million at December 31, 1998 and 1997, respectively, are included in special purpose entities which are not owned by the Group. These entities do not require consolidation as they are not controlled by the Group and all risks and rewards rest with the owners. Additionally, managed vehicles totaling approximately $82 and $70 million at December 31, 1998 and 1997, respectively, are owned by special purpose entities, which are owned by the Group. However, such assets and related liabilities have been netted in the combined balance sheets since there is a two-party agreement with determinable accounts, a legal right of offset exists and the Group exercises its right of offset in settlement with client corporations.

7. DEBT UNDER MANAGEMENT PROGRAMS

      The components of the Group's debt under management programs are as follows:

                                                                        Balance outstanding at December 31,
                                                                        -----------------------------------
                                                                             1998           1997
      -----------------------------------------------------------------------====-----------====--------------
      Installment notes payable on leased vehicles -
      Represents loans under a loan agreement with PHH
      Corporation to fund specific leases. Repayment of these
      notes is matched to payments on the underlying leases
      including the disposal of the vehicles at maturity. The
      interest rate can be either a fixed rate or floating
      rate as it is matched to the underlying lease and is
      based upon PHH Corporation's cost of funds. The average
      interest rates were 5.92% and 5.93% for 1998 and 1997,
      respectively.                                                       $1,012,712     $2,133,613
      --------------------------------------------------------------------------------------------------------

      Secured loans - Represents two five year secured
      transactions completed in December 1998 through two
      wholly-owned subsidiaries, PHH Trac Funding and PHH Trac
      Funding II, with banks. Specified beneficial interests
      in leases totaling $600,008 and $725,296, respectively,
      were contributed into the subsidiaries by PHH VMS
      Corporation. The loans are secured by the specified
      beneficial interests.                                                1,104,300            --
      --------------------------------------------------------------------------------------------------------

      Commercial paper - Borrowing outstanding which is used to
      fund the leased inventory in Canada. At December 31, 1998, all outstanding debt matured on February 1999. The average interest rates were 5.41% and 3.37% for
      1998 and 1997, respectively.                                            89,042        117,178
      --------------------------------------------------------------------------------------------------------

      Self-fund notes - Represents loans made by customers to
      purchase leased vehicles. Repayment of these notes is
      matched to payments on the underlying leases including
      the disposal of the vehicles at maturity. Interest rate
      characteristics can be fixed or floating, depending on
      the underlying leases. Notes in the amount of $15,039
      include full recourse provisions to the Group during
      1998. The average interest rates were 5.88% and 5.85%
      for 1998 and 1997, respectively.                                        24,096         27,583
      --------------------------------------------------------------------------------------------------------

      Intercompany position - Short-term financing needs are met under revolving loan agreements with PHH Corporation and PHH
      Dublin Unlimited. Interest is based upon their average
      commercial paper cost for the month the loan is outstanding.
      These loans fund working capital needs and there is no stated
      maturity. Interest is paid monthly with respect to PHH
      Corporation and twice yearly for PHH Dublin Unlimited.                 846,971        421,474
      --------------------------------------------------------------------------------------------------------

      Overnight loan - Short-term financing needs are met by
      overnight loans from a bank. This loan funded working capital
      needs. The rates of interest were 6% for 1998 and 1997.                 33,190        101,228
      --------------------------------------------------------------------------------------------------------

      Total debt under management programs                                $3,110,311     $2,801,076
                                                                          ==========     ==========

      PHH VMS Canada has an unsecured line of credit with a bank. The Group carries the line as a backup for outstanding commercial paper. At December 31, 1998, the Group had no borrowings outstanding under this line of credit. The total amount available under this line of credit is $3.3 million. The line of credit does not have a stated maturity date.

      Cendant Business Answers (Europe) Plc and its subsidiaries has an unsecured line of credit providing for borrowing of up to $33.2 million with a bank expiring in January 2000. At December 31, 1998 Cendant Business Answers (Europe) Plc had no borrowings outstanding under this line.

      Cendant Business Answers (Europe) Plc maintains Bills of Exchange available to meet short-term financing needs. At December 31, 1998, Cendant Business Answers (Europe) Plc had no borrowings outstanding under this arrangement.

      Projections of estimated repayments of debt under management programs as of December 31, 1998 are set forth as follows:

      Year
      1999                                               $  1,798,118
      2000                                                    774,753
      2001                                                    355,669
      2002                                                    115,720
      2003                                                     39,402
      Thereafter                                               26,649
                                                         ------------
                                                         $  3,110,311
                                                         ============

8. SALE-LEASEBACK TRANSACTIONS

      The Group entered into several sale-leaseback transactions as described below:

      During 1998, the Group entered into an agreement with an independent third party to sell and leaseback vehicles subject to operating leases. Accordingly, vehicles with a net carrying amount of $100,600 were removed from the Group's books. Since the net carrying value of these vehicles was equal to their sales value, there was no gain or loss recognized on the sale. The lease agreement entered into between the Group and the counterparty was for a minimum lease term of 12 months with three one-year renewal options. This lease qualified as an operating lease. For the year ended December 31, 1998, the total rental expense incurred by the Group under this lease was $17,700.

      The Group entered into two sale-leaseback transactions with an independent third party ("Counterparty") in Canada. Under these arrangements, the Group sells its net investment in operating leases and leased vehicles to the Counterparty. Then, it repurchases the leased vehicles (the Counterparty retains the lease rights). Subsequently, the Group leases the vehicles under a direct financing lease to the Counterparty. The Counterparty prepays all lease payments except for an agreed-upon residual amount. These residual amounts are typically 3% to 4.5% of the total lease payments. These residual amounts represent the Group's total exposure from these transactions. The total amounts of net investment in operating leases and leased vehicles sold under these agreements were $185,900 and $162,000 during 1998 and 1997, respectively. The total outstanding prepaid rent under such agreements were $240,100 and $225,000 at December 31, 1998 and 1997, respectively. The residual amounts outstanding were $9,400 and $8,000 at December 31, 1998 and 1997, respectively. The total revenues recognized under these agreements were $90,600, $88,000 and $84,000 for 1998, 1997 and 1996, respectively.

      During 1998, the Group purchased and leased back to a provincial government unit a fleet of vehicles with a carrying value of $24,800. The lease under this transaction qualified as an operating lease. Subsequent to this transaction, the Group entered into a sale-leaseback transaction with a financial institution similar to the arrangement with the Counterparty described above, except that the financial institution prepaid all the rent. At December 31, 1998, the total prepaid rent outstanding under this agreement was $19,000. For the year ended December 31, 1998, the total rental revenue recognized from the provincial government and rental expense incurred to the financial institution under these agreements was $7,400.

9. DERIVATIVE FINANCIAL INSTRUMENTS

      Derivative financial instruments are used to manage exposure to market risks associated with fluctuations in interest rates. Analyses are performed on an on-going basis to determine that a high correlation exists between the characteristics of derivative instruments and the assets or transactions being hedged. As a matter of policy, derivatives activities are not engaged for trading or speculative purposes. Exposure to credit-related losses exist in the event of non-performance by counterparties to certain derivative financial instruments. Such risk is managed by periodically evaluating the financial position of counterparties and spreading the positions among multiple counterparties. Non-performance is presently not expected by any of the counterparties.

      Interest Rate Swaps - If the interest rate characteristics of the funding mechanism that the Group uses does not match the interest rate characteristics of the assets being funded, interest rate swap agreements are entered into to offset the interest rate risk associated with such funding. The swap agreements correlate the terms of the assets to the maturity and rollover of the debt by effectively matching a fixed or floating interest rate with the stipulated revenue stream generated from the portfolio of assets being funded. Amounts to be paid or received under interest rate swap agreements are accrued as interest rates change and are recognized over the life of the swap agreements as an adjustment to interest expense. For the years ended December 31, 1998, 1997 and 1996, hedging activities increased interest expense $3,600, $7,800 and $7,060, respectively, and had no effect on the weighted average borrowing rate. The fair value of the swap agreements is not recognized in the combined financial statements since they are accounted for as matched swaps.

      The following table summarizes the maturity and weighted average rates of interest rate swaps at December 31, 1998.

                                                                      Maturities
                                             Total         1999           2000          2001           2002
                                        -----------------------------------------------------------------------
      North America
      Pay fixed/receive floating:
        Notional value                  $    42,061   $    35,690    $     5,526    $       845
        Weighted average receive rate                        5.07%          5.07%          5.07%
        Weighted average pay rate                            5.10%          4.89%          4.93%

      Pay floating/receive floating:
        Notional value                  $    47,852   $    29,055    $    13,208    $     4,486    $     1,103
        Weighted average receive rate                        5.45%          5.30%          5.24%          5.23%
        Weighted average pay rate                            5.46%          5.45%          5.45%          5.45%

      United Kingdom
      Pay fixed/receive floating
        Notional value                  $   663,800   $   256,392    $   207,438    $   145,206    $    54,764
        Weighted average receive rate                        6.26%          6.26%          6.26%          6.26%
        Weighted average pay rate                            6.81%          6.71%          6.30%          6.30%

      Deutschland
      Pay fixed/receive floating
        Notional value                  $    31,897   $    21,165    $     9,242    $     1,490
        Weighted average receive rate                        3.24%          3.24%          3.24%
        Weighted average pay rate                            4.28%          4.29%          4.29%

      Additionally, depending on market fundamentals of the price of gasoline and other conditions, Wright Express may purchase put options to reduce or eliminate the risk of gasoline price declines. Put options purchased by Wright Express effectively establish a minimum sales transaction fee for the volume of gasoline purchased on Wright Express's programs. An increase in the value of the options is highly correlated to a decrease in the average price of gasoline purchased by Wright Express's cardholders. Put options permit Wright Express to participate in price increases above the option price. The cost of an option is amortized in the month the option expires. Gains from the sale or exercise of options are recognized when the underlying option is sold.

      At December 31, 1998, the total contract amount of such options was 32.4 million gallons of gasoline and the unamortized cost of options was $499 and is included in other assets in the accompanying combined balance sheet. There were no gasoline option contracts during 1997.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following methods and assumptions were used by the Group in estimating fair value disclosures for material financial instruments. The fair values of the financial instruments presented may not be indicative of their future values.

      Cash and Cash Equivalents -The carrying amounts for cash and cash equivalents approximate fair value.

      Loans Receivable -The carrying amounts for loans receivable approximate fair value.

      Direct Financing Leases - The contractual minimum lease terms on these contracts is 12 months. The estimated fair value of these short-term instruments approximates the carrying amounts.

      Borrowed Funds - The carrying amount of borrowed funds approximates fair value.

      Debt under Management Programs - The fair value was determined based on quoted market prices for similar issues or on current rates available to the Group for debt on similar terms.

      Interest Rate Swaps - The fair value of interest rate swaps are estimated, using dealer quotes, as the amount that the Group would receive or pay to execute a new agreement with terms identical to those remaining on the current agreement, considering interest rates at the reporting date.

      The carrying amounts and fair values of the Group's financial instruments at December 31, 1998 and 1997 were as follows:

                                                             1998                                  1997
                                             -----------------------------------  ----------------------------------------
                                                                       Estimated                                 Estimated
                                             Notional      Carrying      Fair       Notional       Carrying        Fair
                                              Amount        Amount       Value       Amount         Amount         Value
                                             --------      --------    ---------    --------       --------      --------
         Cash and cash equivalent                      $   21,059    $   21,059                  $    11,938   $    11,938
         Loans receivable                                 121,705       121,705                           --            --
         Options                                              499         1,233                           --            --
         Direct financing leases                          830,753       830,753                      563,290       563,290
         Borrowed funds                                    22,207        22,207                       39,677        39,677

         Liabilities under management
          programs:
          Debt
           Affiliates                                   1,859,683     1,859,683                    2,531,863     2,531,863
           Third party                                  1,250,628     1,250,628                      269,213       269,213

         Off balance sheet derivatives:
          Interest rate swaps               $ 785,611                             $   634,332
           In a gain position                                               828                                      2,823
           In a loss position                                           (13,470)                                    (1,370)

11. INCOME TAXES

      The income tax provision consisted of the following:

                                            For the Year Ended December 31,
                                        -------------------------------------
                                           1998           1997         1996
                                        ---------      ---------    ---------
      Current:
        U.S. federal                    $  91,096      $  24,518    $ (23,483)
        State and local                    13,621          2,734       (1,918)
        Foreign                            14,523         17,429          648
                                        ---------      ---------    ---------

                                          119,240         44,681      (24,753)
                                        ---------      ---------    ---------

      Deferred:
        U.S. federal                      (65,476)       (13,308)      38,186
        State and local                   (10,205)          (791)       4,251
        Foreign                            12,241         (6,933)       7,639
                                        ---------      ---------    ---------

                                          (63,440)       (21,032)      50,076
                                        ---------      ---------    ---------

      Provision for income taxes        $  55,800      $  23,649    $  25,323
                                        =========      =========    =========


      Net deferred income tax assets and liabilities are comprised of the following:

                                            For the Year Ended December 31,
                                        -------------------------------------
                                                          1998         1997
                                                          ====         ====
      Net deferred income taxes:
        Provision for doubtful accounts                $   3,721    $   2,382
        Net operating losses                                 510          941
        Accrued liabilities and deferred
          income                                          11,344       16,358
        Alternative minimum tax credit
          carry forward                                   19,800       19,800
        Other                                              4,570          215
                                                       ---------    ---------

      Net deferred tax asset                           $  39,945    $  39,696
                                                       =========    =========

      Management program net deferred
        income taxes:
        Depreciation                                   $(214,898)   $(243,938)
        Other                                              1,454         (303)
                                                       ---------    ---------
        Net deferred tax liability                     $(213,444)   $(244,241)
                                                       =========    =========

      At December 31, 1998, Wright Express had net operating losses of approximately $1,300 available for tax purposes which expire through 2001.

      Deferred taxes have not been provided on approximately $169,000 of cumulative undistributed earnings of foreign subsidiaries at December 31, 1998, as those earnings are considered to be permanently reinvested. The determination of unrecognized deferred US tax liability for unremitted earnings is not practicable. The Group's effective income tax rate differs from the statutory federal rate as follows:

                                                  Year Ended December 31,
                                                  -----------------------
                                                   1998    1997    1996
                                                  ----     ----    ----
      Federal statutory rate                      35.0%    35.0%   35.0%
      State income taxes net of federal benefit    1.5%     3.5%    2.3%
      Foreign taxes differential                  (0.9)%    0.8%   (0.5%)
      Non-deductible goodwill                      1.2%     1.7%    1.2%
      Merger-related costs                          --     24.3%     --
      Other                                        0.7%     2.6%    0.3%
                                                  ----     ----    ----
                                                  37.5%    67.9%   38.3%
                                                  ====     ====    ====

12. RELATED PARTY TRANSACTIONS

      The Group receives the benefit of certain administrative services from Cendant and subsidiaries. For these administrative services, the Group was charged $6,970, $18,892 and $4,379 for the years ended December 31, 1998, 1997 and 1996, respectively. The Group also purchases data processing services from Cendant, which amounted to $4,947, $5,094 and $5,509 for the years ended December 31, 1998, 1997 and 1996, respectively. Such expenses are included in selling, general and administrative expenses in the combined income statement. These charges represent allocations from the parent companies who owned the Group during each of the three years and are not indicative of amounts which would have been incurred had the Group been under common ownership for all years or if the Group had operated independently.

      PHH Financial Services Limited makes loans from time to time to Cendant Relocation Plc. The balance of such loans receivable were $55,500 and $18,200 at December 31, 1998 and 1997, respectively. Associated interest charges were $1,940, $1,276 and $1,476 for 1998, 1997 and 1996, respectively. Overhead expenses of $1,720, $453 and $628 were also allocated to this subsidiary by Cendant Business Answers (Europe) Plc during 1998, 1997 and 1996 respectively.

      During 1998, PHH Deutschland, Inc. charged Cendant $703 in respect to office expenses for shared facilities.

      The Group established a $7,000 revolving loan agreement with Cendant effective December 23, 1998. At December 31, 1998, the Group had $5,847 outstanding under this revolving loan with an interest rate of approximately 6%. This liability is included in Due to Affiliates in the combined balance sheet. During February 1999, such revolving loan availability was increased to $40,000.

      During 1996, Deutschland, Inc. received a cash capital contribution from PHH of approximately $4,985 to meet minimum capital requirements.

      See Note 7 for a description of related party financing activities.

13. BENEFIT PLANS

      The majority of domestic employees of the Group are participants in the defined benefit and defined contribution plans of Cendant. Effective May 1, 1998, former defined contribution plans of PHH Corporation were merged into Cendant's plans. Substantially all domestic employees are covered. Accumulated plan benefit data is not available for the individual companies participating in the defined benefit plan. Employees of Wright Express are also participants in the defined contribution plan. Benefit plan expenses were $2,583, $2,300 and $2,006 for the years ended December 31, 1998, 1997 and 1996, respectively.

      Foreign employees can participate in a contributory defined benefit pension plan, at the employee's option. Benefits are based on an employee's years of credited service and a percentage of final average compensation.

      Net costs for the foreign plan included the following:

                                              December 31,
                                      -----------------------------
                                        1998       1997       1996
                                      -------    -------    -------
      Service cost                    $ 1,147    $ 1,343    $   853
      Interest cost                     1,123      1,074        714
      Actual return on assets          (1,330)    (1,091)      (664)
      Net amortization and deferral        55         53         56
                                      -------    -------    -------
      Net periodic pension cost       $   995    $ 1,379    $   959
                                      =======    =======    =======

      The changes in benefit obligations and plan assets, as well as the funded status of the foreign pension plan are as follows:

                                                     1998        1997
                                                  --------    --------
      Change in benefit obligation
      Benefit obligation at January 1,            $ 16,097    $ 12,718
      Service cost                                   1,147       1,343
      Interest cost                                  1,123       1,074
      Benefit payments                                (209)       (198)
      Net loss/gain                                  7,391         (29)
      Contributions                                    737         371
      Translation                                       --         818
                                                  --------    --------

      Benefit obligation at December 31,          $ 26,286    $ 16,097
                                                  ========    ========

      Change in plan assets
      Fair value of plan assets at January 1,     $ 15,491    $ 10,857
      Actual return of plan assets                   1,332       2,317
      Benefit payments                                (378)       (361)
      Contributions                                  2,515       1,891
      Other                                            696          --
      Translation                                       88         787
                                                  --------    --------

      Fair value of plan assets at December 31,   $ 19,744    $ 15,491
                                                  ========    ========

      Funded status                               $ (6,542)   $   (606)
      Unrecognized net gain/loss from past
        experience different from that assumed
        and effects of change in assumptions         6,514        (248)
      Unrecognized prior service cost                  237         260
      Unrecognized net obligation                       91         132
                                                  --------    --------

      Prepaid/(accrued) benefit cost              $    300    $   (462)
                                                  ========    ========

      The plan resulted in a net prepaid pension asset of $300 at December 31, 1998 and a liability of $462 at 1997. This amount is classified as other assets and accrued liabilities in the Group's combined balance sheet at December 31, 1998 and 1997, respectively.

      The Group recorded an additional minimum liability of $2,222 at December 31, 1998. This liability represents the amount by which the accumulated benefit obligation exceeds the sum of the fair market value of plan assets and accrued amounts previously recorded. The additional liability may be offset by an asset to the extent of previously unrecognized prior service cost. The asset amount of $328 is included in other assets in the Group's combined balance sheet at December 31, 1998. The remaining amount of $1,976 is recorded as a reduction to other comprehensive income, net of related tax benefits of $670.

      The following weighted-average assumptions were used to determine the obligations under the foreign plan:
                                                         December 31,
                                                   -------------------------
                                                   1998        1997     1996
                                                   ----        ----     ----
      Discount rate                                5.25%       7.00%    8.50%
      Expected rate of return on plan assets       6.25%       8.00%    9.50%
      Rate of compensation increase                3.25%       3.25%    5.50%

14. PROFIT INCENTIVE PLANS

      The Group has established Incentive Plans for both Sales/Client Relations personnel and managerial positions. Sales/Client Relations personnel's incentives are based upon revenues, profitability, individual objectives and the department's and Cendant's earnings before interest, taxes, depreciation and amortization adjusted to exclude nonrecurring or unusual items ("Adjusted EBITDA"). The incentive plan for managers is based upon individual objectives and the department's and Cendant's Adjusted EBITDA targets. The total expense was $5,111, $7,394 and $5,631 for 1998, 1997 and 1996, respectively.

15. COMMITMENTS AND CONTINGENCIES

      Lines of Credit - Wright Express has entered into commitments to extend credit in the normal course of business in order to meet the financing needs of its customers. Wright Express's exposure to loss in the event of nonperformance by the other party for commitments to extend credit is represented by the contractual notional amount of those instruments. Wright Express uses the same credit policies in making commitments as it does for on-balance sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments significantly exceed the normal draw upon the line, the total commitment amounts do not necessarily represent future cash requirements. Wright Express evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 1998, Wright Express had $361,000 of commitments to extend additional credit.

      Leases - Certain facilities and equipment are leased under short-term lease agreements expiring at various dates through 2002 and beyond. All such leases are accounted for as operating leases. Total rental expense for premises and equipment amounted to $11,841, $6,135 and $5,308 for the years ended December 31, 1998, 1997 and 1996, respectively.

      Future minimum lease payments under non-cancelable operating leases which have an initial term of more than twelve months are as follows:

      Year
      ----
      1999                                                  $  7,238
      2000                                                     6,854
      2001                                                     6,297
      2002                                                     5,606
      2003                                                     2,453
      Thereafter                                              21,031
                                                            --------
      Total minimum lease payments                          $ 49,479
                                                            ========

      Group guarantees - A composite cross guarantee exists between companies included within the Cendant Business Answers (Europe) Plc group and The Harpur Group Limited group, with National Westminster Bank Plc. This guarantee includes Cendant Relocation Plc.

      A cross guarantee exists between Cendant Business Answers (Europe) Plc and PHH Allstar Limited, with Bank of Ireland.

      Litigation - In April 1998, Cendant publicly announced that it discovered accounting irregularities in the former business units of CUC International Inc. Such discovery prompted investigations into such matters by Cendant and the Audit Committee of Cendant's Board of Directors. As a result of the findings from the investigations, Cendant restated its previously reported financial results for 1997, 1996 and 1995. Since such announcement, more than 70 lawsuits claiming to be class actions, two lawsuits claiming to be brought derivatively on Cendant's behalf and several individual lawsuits have been filed in various courts against Cendant and other defendants. The Court has ordered consolidation of many of the actions. The SEC and the United States Attorney for the district of New Jersey are conducting investigations relating to the matters referenced above. The SEC advised Cendant that its inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred. As a result of the findings from the investigations, Cendant made all adjustments considered necessary which are reflected in its financial statements. However, Cendant can provide no assurances that additional adjustments will not be necessary as a result of these government investigations.

      Cendant does not believe that it is feasible to predict or determine the final outcome of these proceedings or investigations or to estimate the amount or potential range of loss with respect to these proceedings or investigations. The possible outcome or resolutions of the proceedings could include judgments and against Cendant or settlements and could require substantial payments by Cendant. In addition, the timing of the final resolution of the proceedings or investigations is uncertain. The Group is currently not a party to such litigation and management does not currently believe that there is any basis for asserting a claim thereunder against the Group.

      In the ordinary course of business, the Group has various outstanding commitments and contingent liabilities that are not reflected in the accompanying combined financial statements. In addition, the Group is a defendant in several claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial condition of the Group.

16. SEGMENT INFORMATION

      Effective December 31, 1998, the Group adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The provisions of SFAS No. 131 established revised standards for public companies relating to reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. It also established standards for related disclosures about products and services, and geographic areas. The Group operates in a single segment, fleet and fuel card management.

      Geographic Segment Information

                                         United      United          All Other
                           Total         States      Kingdom         Countries
                           -----         ------      -------         ---------
      1998
      Total revenues      $1,605,063   $1,286,368   $  231,363      $   87,332
      Assets               4,728,299    3,199,614    1,326,890(1)      201,795
      Long-lived assets       93,529       27,095       61,734           4,700

      1997
      Total revenues      $1,452,695   $1,218,104   $  153,556      $   81,035
      Assets               4,135,112    3,165,686      788,859         180,567
      Long-lived assets       39,066       16,009       22,065             992

      1996
      Total revenues      $1,357,039   $1,151,353   $  125,312      $   80,374
      Assets               3,852,827    2,934,683      639,843         278,301
      Long-lived assets       39,364       14,435       23,346           1,583

      ----------
      (1) Includes $294.3 million of assets acquired in connection with the Harpur acquisition.

      Geographic segment information is classified based on the geographic location of the subsidiary. Long-lived assets are comprised of property and equipment.

17.   SUBSEQUENT EVENT

      On May 24, 1999, PHH announced that they had executed an agreement with Avis Rent A Car, Inc. ("Avis"), pursuant to which Avis will acquire the net assets of the Group from PHH for $1.44 billion in assumed intercompany debt of PHH Holdings, a wholly-owned subsidiary of PHH, and the issuance of $360 million in convertible preferred stock of Avis Fleet Leasing and Management Corporation, a wholly-owned subsidiary of Avis. The transaction is subject to customary regulatory approvals and is expected to close on or about June 30, 1999.

                         PHH VEHICLE MANAGEMENT SERVICE
                        CONDENSED COMBINED BALANCE SHEETS
                                 (In Thousands)
                                    UNAUDITED

                                                       March 31    December 31,
                                                      ----------   ------------
                                                         1999          1998
                                                      ----------   ------------
ASSETS:
  Cash and cash equivalents                           $   74,211    $   21,059
  Accounts and loans receivable, net                     506,325       508,901
  Property and equipment, net                             96,919        93,529
  Goodwill and other intangibles,net                     227,351       236,438
  Deferred income taxes                                   39,200        39,945
  Other assets                                            20,272        40,099
                                                      ----------    ----------
       Total assets exclusive of assets
         under management programs                       964,278       939,971
                                                      ----------    ----------

ASSETS UNDER MANAGEMENT PROGRAMS:
  Net investment in leases and leased vehicles         3,867,856     3,788,328
                                                      ----------    ----------
TOTAL ASSETS                                          $4,832,134    $4,728,299
                                                      ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
  Accounts payable and accrued liabilities            $  443,596    $  295,217
  Income taxes payable                                   119,093       108,089
  Deferred revenue                                        43,590        41,146
  Due to affiliates                                      228,160       182,061
  Borrowed funds                                          20,769        47,207
                                                      ----------    ----------
      Total liabilities exclusive of liabilities
        under management programs                        855,208       673,720
                                                      ----------    ----------

LIABILITIES UNDER MANAGEMENT PROGRAMS:
  Debt                                                 3,014,758     3,110,311
  Deferred income taxes                                  213,059       213,444
                                                      ----------    ----------
                                                       3,227,817     3,323,755
                                                      ----------    ----------
TOTAL LIABILITIES                                      4,083,025     3,997,475
                                                      ----------    ----------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY                                     749,109       730,824
                                                      ----------    ----------
TOTAL LIABIILITIES AND SHAREHOLDERS' EQUITY           $4,832,134    $4,728,299
                                                      ==========    ==========

              See notes to condensed combined financial statements.

                         PHH VEHICLE MANAGEMENT SERVICES
                      CONDENSED COMBINED INCOME STATEMENTS
                                 (In Thousands)
                                    UNAUDITED

                                                  For the three months ended
                                               March 31, 1999     March 31, 1998
                                               ---------------------------------

REVENUE                                           $400,253          $391,305

EXPENSES
  Depreciation on leased vehicles                  253,743           249,384
  Interest expense                                  46,457            43,183
  Selling, general and administrative expenses      63,569            55,425
  Depreciation and amortization on assets
    other than leased vehicles                       7,332             6,341
                                                  --------          --------
      Total expenses                               371,101           354,333
                                                  --------          --------

INCOME BEFORE PROVISION FOR INCOME TAXES            29,152            36,972

PROVISION FOR INCOME TAXES                          11,002            13,857
                                                  --------          --------

NET INCOME                                        $ 18,150          $ 23,115
                                                  ========          ========

              See notes to condensed combined financial statements.

                         PHH VEHICLE MANAGEMENT SERVICES
                   CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                                 (In Thousands)
                                    UNAUDITED

                                                                    For the three months ended
                                                                              March 31,
                                                                       1999                1998
                                                                    ---------           ---------
CASH FLOWS FROM OPERATING ACTIVITIES:                               $ 509,890           $ 284,470

INVESTING ACTIVITIES:
  Assets under management programs
    Investment in leases and leased vehicles                         (560,758)           (626,170)
    Repayments of investment in leases and leased vehicles            133,455             222,021
    Proceeds from sales and transfers of
      leases and leased vehicles                                       44,640              27,284
  Net purchases of property and equipment                              (8,586)            (14,852)
  Cash acquired in acquisition of business,
    net of contribution from Parent                                        --               2,341
                                                                    ---------           ---------
    Net cash used in investing activities                            (391,249)           (389,376)
                                                                    ---------           ---------

FINANCING ACTIVITIES:
  Other, net                                                          (26,438)             23,023
  Liabilities under management programs
    Proceeds from debt issuance                                       112,061             162,789
    Principal payments on debt issuance                              (162,574)           (103,292)
                                                                    ---------           ---------
    Net cash (used in) provided by financing activities               (76,951)             82,520

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS                  11,462              10,448
                                                                    ---------           ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   53,152             (11,938)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                         21,059              11,938
                                                                    ---------           ---------

CASH AND CASH EQUIVALENTS, END OF PERIOD                            $  74,211           $      --
                                                                    =========           =========

Non-cash investing and financing information:
Business acquired:
  Fair value of assets acquired, excluding cash                                         $ 294,287
  Liabilities assumed                                                                     (86,006)
  Capital contribution from affiliate for acquisition                                    (190,597)
  Additional purchase consideration payable                                               (20,025)
                                                                                        ---------
  Net cash acquired                                                                     $  (2,341)
                                                                                        =========

              See notes to condensed combined financial statements

                         PHH VEHICLE MANAGEMENT SERVICES
                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

      The condensed combined balance sheet of the Group as of March 31, 1999 and the condensed combined statements of income and cash flows for the three months ended March 31, 1999 and 1998 are unaudited. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation of such financial statements are included. The accompanying unaudited combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. The December 31, 1998 condensed combined balance sheet was derived from the Group's audited financial statements for the year ended December 31, 1998, and should be read in conjunction with such combined financial statements and notes thereto.

      Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

2. ACQUISITIONS

      On January 20, 1998, Pointeuro Limited acquired the Harpur Group Limited ("Harpur") for an initial purchase price of approximately $194 million, including acquisition costs. Additional purchase consideration of approximately $20 million was accrued as of December 31, 1998, upon the attainment of certain revenue thresholds as specified in the purchase agreement. Harpur provides fuel card and fleet management services to corporate clients in the United Kingdom. The transaction was accounted for as a purchase and, accordingly, the operating results of Harpur have been included in the Group's combined financial statements since the date of acquisition.

      The excess of the aggregate purchase price over the fair value of net assets acquired of approximately $189 million has been allocated to goodwill. Pro forma results of operations for the three months ended March 31, 1998, assuming the acquisition of Harpur had occurred on January 1, 1998, have not been presented as the effect is not material.

3. SEGMENT INFORMATION

      The Group operates in a single segment, fleet and fuel card management.

      Geographic Segment Information

                                         United      United          All Other
                             Total       States      Kingdom         Countries
                          ----------   ----------   ----------     -----------
      1999
      Revenues            $  400,253   $  333,464   $   59,316     $    7,473
      Assets               4,832,134    3,216,939    1,386,131        229,064
      Long-lived assets       96,919       27,396       64,653          4,870

      1998
      Revenues            $  391,305   $  330,306   $   54,195     $    6,804
      Assets               4,483,710    3,184,333    1,072,076        227,301
      Long-lived assets       50,373       16,664       32,718            991

4. COMPREHENSIVE INCOME

      Components of comprehensive income (loss) are summarized as follows:

                                                    Three months ended
                                                          March 31,
                                                  -----------------------
                                                    1999           1998
                                                  --------       --------
      Net income                                  $ 18,150       $ 23,115
      Other comprehensive income:
        Currency translation                           201         (1,630)
                                                  --------       --------
      Comprehensive income                        $ 18,351       $ 21,485
                                                  ========       ========

5. SUBSEQUENT EVENT

      On May 24, 1999, PHH announced that they had executed an agreement with Avis Rent A Car, Inc. ("Avis") pursuant to which Avis will acquire the net assets of the Group from PHH for $1.44 billion in assumed intercompany debt of PHH Holdings, a wholly-owned subsidiary of PHH, and the issuance of $360 million in convertible preferred stock of Avis Fleet Leasing and Management Corporation, a wholly-owned subsidiary of Avis. The transaction is subject to customary regulatory approval and is expected to close on or about June 30, 1999.